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                                                                    Exhibit 99.1



Richard Dressler
Vice President, Finance, Chief Financial Officer, and Treasurer
Voice:  860-347-8506
inquire@zygo.com


                                                           For Immediate Release

                ZYGO ANNOUNCES FISCAL 2004 FIRST QUARTER RESULTS


MIDDLEFIELD, CONNECTICUT (OCTOBER 30, 2003).....Zygo Corporation (NASDAQ: ZIGO)


Net sales of $24.2 million for the first quarter of fiscal 2004 increased by $3.8 million, or 19%, over the comparable prior year period sales of $20.4 million. Net sales for the first quarter of fiscal 2004 included $4.4 million from a development services agreement, as compared to $2.7 million in the comparable prior year period.


For the first quarter of fiscal 2004, net sales in the semiconductor segment were $12.2 million, or 50% of total net sales, as compared with $10.8 million, or 53%, in the prior year period, and net sales in the industrial segment were $12.0 million, or 50% of total net sales, as compared with $9.6 million, or 47%, in the prior year period. The increase in net sales in the semiconductor segment was primarily due to an increase in sales in Japan, including an increase of $1.7 million from the development services agreement, partially offset by a decrease in sales in Europe. The increase in net sales in the industrial segment was primarily due to an increase in sales in the Pacific Rim and Japan, offset slightly by a decrease in sales in Europe.


The Company recorded a net loss of $0.8 million for the first quarter of fiscal 2004 as compared with a net loss of $11.9 million for the first quarter of fiscal 2003. On a per share basis, the net loss was $0.05 per share for the first quarter of fiscal 2004 as compared with a net loss of $0.68 per share for the first quarter of fiscal 2003. The net loss for the first quarter of fiscal 2004 and the net loss for the first quarter of fiscal 2003 include the loss from discontinued operations of our TeraOptix unit of $0.1 million and $11.0 million, respectively. The loss from continuing operations was $0.7 million, or $0.04 per share, for the first quarter of fiscal 2004, as compared with a loss of $0.8 million, or $0.05 per share, for the first quarter of fiscal 2003.


As previously announced, the Company discontinued its telecommunications TeraOptix business unit. The Company disposed of its equipment and is currently marketing for sale its facility located in Westborough, Massachusetts. Accordingly, the results of TeraOptix have been presented as a separate line item on the statements of operations as discontinued operations, net of tax, for all periods presented. In addition, the charges on the disposal of the business, net of

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tax, have been recorded as a line item for the fiscal 2003 period presented.
All continuing operations line items presented exclude TeraOptix results.


Gross profit for the first quarter of fiscal 2004 totaled $7.8 million, an increase of $0.4 million, or 5%, from $7.4 million in the first quarter of fiscal 2003. Gross profit as a percentage of sales for the first quarters of fiscal 2004 and 2003 were 32% and 36%, respectively. The decrease in gross profit as a percentage of sales is primarily due to the higher revenue related to the development services agreement which carries a lower margin and quality and manufacturing problems in the factory that delayed shipments and increased our manufacturing costs in the fiscal 2004 quarter.


Research, development, and engineering expenses ("R&D") for the first quarter of fiscal 2004 totaled $3.3 million, an increase of $0.3 million, or 10%, from $3.0 million in the comparable prior year period. The increase was primarily due to costs associated with our Zygo Applied Optics group in Southern California, which commenced operations in the second half of fiscal 2003.


Backlog at September 26, 2003 totaled $37.1 million, a decrease of $0.1 million, or 0.3%, from $37.2 million at June 30, 2003. Backlog at September 26, 2003 decreased $5.8 million, or 14%, from $42.9 million at September 27, 2002. Orders for the first quarter of fiscal 2004 totaled $24.1 million. Orders by segment for the first quarter of fiscal 2004 consisted of $16.6 million, or 69%, in the semiconductor segment and $7.5 million, or 31%, in the industrial segment.


The Company maintained cash, cash equivalents, and marketable securities at September 26, 2003 totaling $48.5 million, a decrease of $4.4 million from June 30, 2003. The decrease was primarily due to purchases of capital equipment, an increase in accounts receivable, payments of year-end accrued employee benefits, the net loss for the quarter, and a decrease in progress payments.


Management's View

The first quarter of our fiscal year is traditionally weak. This quarter was no exception. In addition, we encountered quality and manufacturing problems in the factory that are being addressed and which we expect will have diminishing effects over the next few quarters.


It was encouraging, however, in our recent trip to Taiwan to note that the flat panel market continues to invest heavily in new fabs and technology. These investments leverage our stage position metrology, our optics manufacturing, and our microscope interferometry. We anticipate, in the second quarter, that we will sign contracts that will begin to offset the startup costs associated with our Zygo Applied Optics design team, established in April of this year.


We continue to see a number of major opportunities in the optics and metrology sector. Our view of the markets, going forward, is significantly more positive than at this time last year.




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ZYGO's teleconference to discuss the results of the first quarter of fiscal 2004 will be held at 6 PM Eastern Standard Time on October 30, 2003 and can be accessed by dialing 800-633-8410. This call is web cast live on ZYGO's web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Zygo Corporation (NASDAQ: ZIGO), headquartered in Middlefield, Connecticut, is a worldwide developer and supplier of high precision optics, optical assemblies, high performance metrology instruments, and automation for the semiconductor and industrial markets. See ZYGO's web site at WWW.ZYGO.COM for additional information.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on new product development, rapid technological and market change, international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and changes in expected costs of discontinued operations. Further information on potential factors that could affect Zygo Corporation's business is described in our reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended June 30, 2003.



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                        Zygo Corporation and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)


(Thousands, except per share amounts)                                             Three Months Ended
                                                                    ---------------------------------------------------
                                                                           September 26,          September 27,
                                                                                2003                 2002
                                                                                ----                 ----
Net sales                                                                     $24,247              $ 20,409
Cost of goods sold                                                             16,470                13,043
                                                                              -------              --------
         Gross profit                                                           7,777                 7,366

Selling, general, and administrative expenses                                   5,838                 5,564
Research, development, and engineering expenses                                 3,309                 2,998
                                                                              -------              --------
         Operating loss                                                        (1,370)               (1,196)

Other income, net                                                                 249                    59
                                                                              -------              --------
         Loss from continuing operations
            before income taxes and minority interest                          (1,121)               (1,137)

Income tax benefit                                                                448                   432
Minority interest, net of tax                                                      10                  (143)
                                                                              -------              --------
         Loss from continuing operations                                         (663)                 (848)
                                                                              -------              --------
Discontinued TeraOptix operations, net of tax                                    (162)               (1,682)
Charges on the disposal of TeraOptix, net of tax                                    -                (9,352)
                                                                              -------              --------
         Loss from discontinued operations                                       (162)              (11,034)
                                                                              -------              --------
Net loss                                                                      $  (825)             $(11,882)
                                                                              =======              ========
Basic - Loss per share:
         Continuing operations                                                $ (0.04)             $  (0.05)
                                                                              =======              ========
         Discontinued operations                                              $ (0.01)             $  (0.63)
                                                                              =======              ========
         Net Loss                                                             $ (0.05)             $  (0.68)
                                                                              =======              ========
Diluted - Loss per share:
         Continuing operations                                                $ (0.04)             $  (0.05)
                                                                              =======              ========
         Discontinued operations                                              $ (0.01)             $  (0.63)
                                                                              =======              ========
         Net Loss                                                             $ (0.05)             $  (0.68)
                                                                              =======              ========
Weighted average number of shares:
         Basic and diluted                                                     17,678                17,510
                                                                              =======              ========



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                        Zygo Corporation and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

(Thousands of dollars)                                          September 26, 2003       June 30, 2003
                                                                ------------------     -----------------
Assets
Current assets:
         Cash and cash equivalents                                 $ 28,267             $ 31,209
         Marketable securities                                       14,958               14,929
         Receivables                                                 14,249               12,868
         Inventories                                                 18,686               18,444
         Prepaid expenses                                             1,586                1,791
         Deferred income taxes                                        5,499                5,179
         Assets from discontinued unit held for sale                 11,899               11,899
                                                                ------------          -----------
              Total current assets                                   95,144               96,319

Marketable securities                                                 5,298                6,712
Property, plant, and equipment, net                                  27,165               26,648
Deferred income taxes                                                27,424               26,364
Intangible assets, net                                                5,149                5,025
                                                                ------------          -----------
Total assets                                                      $ 160,180            $ 161,068
                                                                ============          ===========

Liabilities and Stockholders' Equity
Current liabilities:
         Current portion of long-term debt                         $ 11,164             $ 11,374
         Accounts payable                                             5,965                5,254
         Accrued expenses and progress payments                       8,513               11,060
         Income taxes payable                                         1,642                1,750
                                                                ------------          -----------
              Total current liabilities                              27,284               29,438

Other long term liabilities                                             525                  609
Minority interest                                                     1,151                1,161
Stockholders' equity                                                131,220              129,860
                                                                ------------          -----------
Total liabilities and stockholders' equity                        $ 160,180            $ 161,068
                                                                ============          ===========




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